FOR IMMEDIATE RELEASE
Centerspace Announces Outcome of Strategic Review; $245 Million of Planned Dispositions
Company plans to dispose of approximately $245 million of assets in 2026, including a full exit from the Bismarck and Rapid City markets
Proceeds will be utilized to strengthen the balance sheet by significantly reducing leverage
Company declares a regular quarterly distribution of $0.77 per share/unit
MINNEAPOLIS, MN, June 1, 2026 – Centerspace (NYSE: CSR)(the “Company”) announced today that the Company’s Board of Trustees has, in connection with its comprehensive evaluation of strategic alternatives, approved a portfolio optimization and deleveraging plan designed to enhance portfolio quality, strengthen the balance sheet, preserve embedded shareholder value, and maximize strategic flexibility.
The Board and management engaged in a thorough process with a broad range of potential counterparties and assessed numerous alternatives. The actions announced today, subject to their completion, will strengthen the Company’s balance sheet while concentrating the portfolio in higher-quality, more liquid markets. The Company believes that upon their completion the transactions will position the Company for long-term success as multifamily fundamentals continue to recover following the elevated levels of supply delivered during 2023-2025.
The plan includes approximately $240-245 million of targeted assets sales in 2026, comprising twelve communities, including a full exit from the Bismarck and Rapid City markets and one community in Denver. Each of these dispositions is under contract with buyers and the Company anticipates closing these sales in the second half of 2026.
Upon successful completion of these dispositions, the Company currently expects:
•Total debt to decrease by $175-190 million, including repayment of the Company’s line of credit balance, improving both the cost and duration of debt;
•Improvement in proforma Annualized Net Debt to EBITDA, decreasing from 8.2x in Q1 2026 to an anticipated sub-7x level in Q4 2026; and
•That there may be special distributions of $45-65 million, with a declaration, if any, of exact timing and amount anticipated later in the year.
“The capital allocation initiative we are announcing today is an outcome of our review process. We expect these actions to enhance shareholder value by capturing the discount between public and private market valuations, while materially strengthening our balance sheet and positively evolving our market exposures,” said Centerspace CEO Anne Olson.
“The Board undertook this process with one objective: determining the best alternatives for maximizing value for our shareholders,” said Centerspace Board of Trustees Chair John Schissel. “We believe the approved plan will unlock intrinsic asset value, strengthen the balance sheet, create a more focused portfolio and preserve the flexibility to capture future value creation.”

The Company’s previously released earnings guidance did not contemplate any potential dispositions. While the Company’s operational outlook remains materially unchanged, it is still evaluating the impact of these transactions on financial results and plans to provide updated guidance in conjunction with its second quarter 2026 earnings release.
Centerspace’s Board of Trustees has declared a regular quarterly distribution of $0.77 per share/unit, payable on July 14, 2026, to common shareholders and unitholders of record at the close of business on June 29, 2026.
The closing of the transactions described above may not occur on the expected timeline, or at all. The Company cannot assure that the conditions set forth in any purchase agreement and the related transactions will be satisfied (or waived, if permitted) in a timely manner, or at all, or that an effect, event, development, or change will not transpire that could delay or prevent these transactions from closing.
About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, as of March 31, 2026, Centerspace owned 61 apartment communities consisting of 12,263 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, South Dakota, and Utah. Centerspace was named a Top Workplace in 2026 by USA TODAY and for the sixth consecutive year in 2025 by the Minnesota Star Tribune. For more information, please visit www.centerspacehomes.com.
Forward-Looking Statements
Certain statements in this press release are based on the Company's current expectations and assumptions, and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions, or other items related to the future. Forward-looking statements are typically identified by the use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will," "assumes," "may," "projects," "outlook," "future," and variations of such words and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from the results of operations, financial conditions, or plans expressed or implied by the forward-looking statements. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be achieved, including the risk that one or more of the contemplated transactions may not close on expected timelines or at all. Any statements contained herein that are not statements of historical fact should be deemed forward-looking statements. As a result, reliance should not be placed on these forward-looking statements as these statements are subject to known and unknown risks, uncertainties, and other factors beyond the Company's control and could differ materially from actual results and performance. Such risks and uncertainties are detailed from time to time in filings with the Securities and Exchange Commission ("SEC"), including the "Management's Discussion and Analysis of Financial Condition and Results of

Operations" and "Risk Factors" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, in its subsequent quarterly reports on Form 10-Q, and in other reports the Company files with the SEC from time to time. In addition, such risks, uncertainties, and other factors include, but are not limited to, the ability of the Company to complete the proposed dispositions on a timely basis, or at all; risks that the proposed dispositions disrupt current plans and operations; the impacts of the announcement or consummation of the proposed dispositions and outcome of the Board of Trustees’ strategic review on business relationships; the anticipated costs related to the proposed dispositions; and the ability of the Company to realize the anticipated benefits of the proposed dispositions and the outcome of the Board of Trustees’ strategic review. The Company assumes no obligation to update or supplement forward-looking statements that become untrue due to subsequent events.
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Contact Information
Investor Relations
Josh Klaetsch
(952) 401-6600
IR@centerspacehomes.com
Marketing & Media
Kelly Weber
(952) 401-6600
kweber@centerspacehomes.com